Exhibit 21.1

POLYMER HOLDINGS LLC

List of Subsidiaries as of December 14, 2009 (1)

Jurisdiction of Organization

Polymer Holdings Capital Corporation	Delaware

KRATON Polymers LLC	Delaware

KRATON Polymers Capital Corporation	Delaware

Elastomers Holdings LLC	Delaware

KRATON Polymers U.S. LLC	Delaware

KRATON Polymers Holdings B.V.	The Netherlands

KRATON Polymers Belgium S.P.R.L.	Belgium

KRATON Polymers do Brasil S.A.	Brazil

KRATON Polymers France S.A.S.	France

KRATON Polymers GmbH	Germany

KRATON Polymers Iberica S.A.	Spain

KRATON Polymers International Limited	United Kingdom

KRATON Polymers Italy S.R.L.	Italy

KRATON Polymers Japan Ltd.	Japan

KRATON JSR Elastomers KK	Japan

KRATON Polymers North East Europe	Poland

KRATON Polymers Nederland B.V.	The Netherlands

KRATON Polymers Research B.V.	The Netherlands

KRATON Polymers UK Limited	United Kingdom

KRATON Polymers Trading (Shanghai) Co. Ltd.	China

K.P. Global Holdings C.V.	Netherlands Antilles

KRATON Polymers Luxembourg S.A.R.L.	Luxembourg

(1)	Listing includes only doing business names and does not include trade names.